EXHIBIT 99.1
Liberty Global Completes the Sale of its
French Cable Operation
Denver, Colorado — July 19, 2006: Liberty Global, Inc. (“Liberty Global”) (Nasdaq: LBTYA, LBTYB, LBTYK) announced today that it has completed the previously announced sale of 100% of its French cable business (“UPC France”). UPC France was sold to Altice and Cinven for €1.25 billion (approximately US$1.57 billion) in cash.
About Liberty Global
Liberty Global is the leading international cable operator offering advanced video, voice, and Internet-access services to connect our customers to the world of information, communications and entertainment. As of March 31, 2006, Liberty Global operated state-of-the-art broadband communications networks that served approximately 15 million customers in 18 countries principally located in Europe, Japan, Chile, and Australia. Liberty Global’s operations also include significant media and programming businesses such as Jupiter TV in Japan and chellomedia in Europe.
For more information, please visit www.lgi.com or contact:

Christopher Noyes	Hanne Wolf
Investor Relations — Denver	Corporate Communications — Denver
303.220.6693	303.220.6678

Iván Nash Vila	Bert Holtkamp
Investor Relations — Europe	Corporate Communications — Europe
+41 44 277 97 38	+31 20 778 9447